Exhibit 4.4

THE SECURITIES EVIDENCED BY THIS INSTRUMENT HAVE BEEN ISSUED AND SOLD WITHOUT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY OTHER FOREIGN, FEDERAL, STATE, LOCAL OR OTHER JURISDICTION (A “FOREIGN OR STATE ACT”). THE SECURITIES EVIDENCED BY THIS CERTIFICATE CANNOT BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS SUCH SALE, ASSIGNMENT OR OTHER TRANSFER IS (I) MADE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH EACH APPLICABLE FOREIGN OR STATE ACT OR (II) EXEMPT FROM, OR NOT SUBJECT TO, THE SECURITIES ACT (INCLUDING PURSUANT TO REGULATION S THEREUNDER) AND EACH APPLICABLE FOREIGN OR STATE ACT. IF THE PROPOSED SALE, ASSIGNMENT OR OTHER TRANSFER WILL BE MADE PURSUANT TO CLAUSE

(II)ABOVE, THE HOLDER MUST, PRIOR TO SUCH SALE, ASSIGNMENT OR OTHER TRANSFER, FURNISH TO THE ISSUER SUCH CERTIFICATIONS, LEGAL OPINIONS AND OTHER INFORMATION AS THE ISSUER MAY REASONABLY REQUIRE TO DETERMINE THAT SUCH SALE, ASSIGNMENT OR OTHER TRANSFER IS BEING MADE IN ACCORDANCE WITH SUCH CLAUSE.

WARRANT No. [   ]

to purchase [   ]

Shares of Common Stock

YUM CHINA HOLDINGS, INC.

a Delaware Corporation

Original Issue Date: January 9, 2017

As amended, divided and re-issued: [   ]

1.Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“Affiliate” has the meaning ascribed to it in the Investment Agreement. “AF Warrant 1” has the meaning set forth in the Investment Agreement. “AF Warrant 2” has the meaning set forth in the Investment Agreement. “Aggregate Consideration” has the meaning ascribed to it in Section 12(ii).

“Appraisal Procedure” means a procedure whereby two independent, nationally recognized appraisers, one chosen by the Corporation and one by Warrantholder(s) representing in excess of 50% of the Warrant Shares then issuable upon exercise in full of this Warrant shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within 15 days after the Appraisal Procedure is invoked. If within 30 days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent, nationally recognized appraiser shall be chosen within 10 days thereafter by the mutual consent of such first two appraisers or, if such two first appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in appraisal of the subject matter to be appraised. In such event, the decision of the third appraiser so appointed and chosen shall be given within 30 days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive upon the Corporation and the Warrantholder(s); otherwise, the average of all three determinations shall be binding upon the Corporation and the Warrantholder(s). 50% of the costs of conducting any Appraisal Procedure shall be borne by the Corporation, and 50% of the costs of conducting any Appraisal Procedure shall be borne by Warrantholder(s) (pro rata, based on the Warrant Shares issuable upon exercise of this Warrant in full as of the opening of business on the date on which the Appraisal Procedure is invoked (disregarding whether or not this Warrant is exercisable by its terms at such time)), on the other hand.

“Board of Directors” means the board of directors of the Corporation.

“Business Combination” means a merger, consolidation, statutory share exchange, reorganization, recapitalization or similar extraordinary transaction (which may include a reclassification) involving the Corporation.

“Business Day” has the meaning ascribed to it in the Investment Agreement. “Cashless Exercise” has the meaning set forth in Section 3.

“Cashless Exercise Ratio” with respect to any exercise of this Warrant means a fraction (i) the numerator of which is the excess of (x) the average of the daily Market Prices for the Common Stock for the 20 Trading Day period immediately preceding such exercise date over (y) the Exercise Price, and (ii) the denominator of which is the average of the daily Market Prices for the Common Stock for the 20 Trading Day period immediately preceding such exercise date.

“Common Stock” means the Corporation’s Common Stock, $0.01 par value per share. “conversion” has the meaning ascribed to it in Section 12(ii).

“Convertible Securities” has the meaning ascribed to it in Section 12(ii). “Corporation” means Yum China Holdings, Inc., a Delaware corporation. “Election Mechanic” has the meaning set forth in Section 12(v).

“Equity Interests” means any and all (i) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (ii) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person, and (iii) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exercise Period” has the meaning set forth in Section 3.

“Exercise Price” means [   ], subject to adjustment pursuant to the terms hereof.

“Exercise Start Date” has the meaning set forth in Section 3. “Expiration Time” has the meaning set forth in

Section 3.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith and evidenced by a written notice delivered promptly to the Warrantholder(s) (which written notice shall include certified resolutions of the Board of Directors in respect thereof), in accordance with the following rules: (i) for Common Stock or any other security traded or quoted on the New York Stock Exchange or any other United States national securities exchange, the Fair Market Value will be the average of the closing prices of such security on such securities exchange over a twenty (20) consecutive Trading Day period, ending on the Trading Day immediately prior to the date of determination; (ii) for any security that is not so traded or quoted, the Fair Market Value shall be determined: (x) by the Board of Directors, or (y) by a nationally recognized investment bank, appraisal or accounting firm (whose fees and expenses will be paid by the Corporation) selected by mutual agreement between the Board of Directors and Warrantholder(s) representing in excess of 50% of the Warrant Shares then issuable upon exercise in full of this Warrant, should such Warrantholder(s) object in writing to the Board of Director’s calculation within 10 Business Days of receipt of written notice thereof; or (iii) for any other property, the Fair Market Value shall be determined by the Board of Directors in good faith assuming a willing buyer and a willing seller in an arms’-length transaction; provided that if Warrantholder(s) representing in excess of 50% of the Warrant Shares then issuable upon exercise in full of this Warrant object in writing to a determination of the Board of Directors made pursuant to this clause (iii) within 10 Business Days of receipt of written notice thereof, the Fair Market Value of such property shall be determined pursuant to the Appraisal Procedure.

“Initial Number” has the meaning ascribed to it in Section 12(ii).

“Investment Agreement” means the Investment Agreement, dated as of September 1, 2016, as amended from time to time, by and among the Corporation, Yum! Brands, Inc., Pollos Investment L.P., including all annexes, schedules and exhibits thereto.

“Market Price” means, with respect to the Common Stock or any other security, on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the shares of the Common Stock or of such security, as applicable, on the New York Stock Exchange on such day. If the Common Stock or such security, as applicable, is not listed on the New York Stock Exchange as of any date of determination, the Market Price of the Common Stock or such security, as applicable, on such date of determination means the closing sale price on such date as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock or such security, as applicable, is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on such date on the principal U.S. national or regional securities exchange on which the Common Stock or such security, as applicable, is so listed or quoted, or if the Common Stock or such security, as applicable, is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price on such date for the Common Stock or such security, as applicable, in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the Market Price of the Common Stock or such security, as applicable, on that date shall mean the Fair Market Value per share as of such date of the Common Stock or such security. For the purposes of determining the Market Price of the Common Stock or any such security, as applicable, on the “Trading Day” preceding, on or following the occurrence of an event, (i) that Trading Day shall be deemed to commence immediately after the regular scheduled closing time of trading on the applicable exchange, market or organization, or, if trading is closed at an earlier time, such earlier time and (ii) that Trading Day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last Trading Day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).

“Other Voting Securities” means any, other than (i) Common Stock (and, for the avoidance of doubt, Common Stock expressly excludes, and “Other Voting Securities” expressly includes, any separate class or series of common stock of the Corporation with the right to vote in the election of any directors of the Corporation or otherwise on any other matters (whether separately as a class or series, or together with shares of Common Stock) with respect to which Common Stock is entitled to vote), (ii) any rights issued (or any securities issued in respect of such rights) in connection with the adoption of a stockholder rights plan in customary form (including with respect to the receipt of such rights in respect of shares of Common Stock (including Warrant Shares) issued subsequent to the initial dividend or distribution of such rights) or (iii) any securities issued to directors, advisors, employees or consultants of the Corporation pursuant to a stock option plan, employee stock purchase plan, restricted stock plan, other employee benefit plan or similar compensatory arrangement or agreement approved by the Board of Directors, any (a) securities with the right to vote in the election of any directors of the Corporation or otherwise on any other matters (whether separately as a class or series, or together with shares of Common Stock) with respect to which Common Stock is entitled to vote, and (b) securities convertible into or exchangeable for any such securities, and any and all warrants, rights or options to purchase any of the foregoing.

“Permitted ASRP Transactions” means any “accelerated share repurchases” by the Corporation or any Affiliate thereof so long as the “covering” purchases are made in compliance with the requirements of Rule 10b-18 (other than Rule 10b-18(b)(1) and Rule 10b-18(b)(2)) under the Exchange Act (assuming Rule 10b-18 was applicable thereto).

“Permitted Transactions” has the meaning ascribed to it in Section 12(ii).

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Post-Issuance Adjustment” has the meaning set forth in Section 12(ii). “Pricing Date” has the meaning set forth in Section 12(ii).

“Principal Market” means, with respect to the Common Stock, the New York Stock Exchange or such other primary United States national securities exchange on which Common Stock subsequently becomes traded, and with respect to any other security, the principal securities exchange or trading market for such other security.

“PV Warrant 1” has the meaning set forth in the Investment Agreement. “PV Warrant 2” has the meaning set forth in the Investment Agreement.

“Repurchases” means any transaction or series of related transactions to purchase Equity Interests of the Corporation or any of its subsidiaries by the Corporation or any subsidiary thereof, whether pursuant to any tender offer or exchange offer (whether or not subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder), open market transactions, private negotiated transactions or otherwise, and, in each case, whether for cash, Equity Interests of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including Equity Interests, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, effected while this Warrant is outstanding; provided that “Repurchases” shall not include (a) any purchases effected solely by diversified mutual and/or pension funds managed by independent investment advisers or pension plans established solely for the benefit of the Corporation’s or its subsidiaries’ employees, or any of the Corporation’s or its subsidiaries’ employee benefit plans for which investment decisions are made by independent trustees, (b) any purchases of Equity Interests of the Corporation by the Corporation or any Affiliate thereof pursuant to and in compliance with the requirements of Rule 10b-18 under the Exchange Act, or (c) Permitted ASRP Transactions.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Shareholders Agreement” means the Shareholders Agreement, dated as of November 1, 2016, as amended from time to time, by and among the Corporation, Pollos Investment L.P., a Cayman Islands limited partnership, and API (Hong Kong) Investment Limited, a company incorporated under the laws of Hong Kong, including all annexes, schedules and exhibits thereto.

“Subject Adjustment” has the meaning set forth in Section 12(vii). “Subject Record Date” has the meaning set forth in Section 12(vii).

“subsidiary” has the meaning ascribed to the term “Subsidiary” in the Investment Agreement.

“Trading Day” means any day on which the Common Stock is traded on its Principal Market; provided that “Trading Day” shall not include any day on which the Principal Market is open for trading for fewer than 4.5 hours.

“Warrant” means this Warrant.

“Warrants” means AF Warrant 1, AF Warrant 2, PV Warrant 1 (as re-issued as Warrant No. 3), and PV Warrant 2 (as re-issued as Warrant No. 4, and as subsequently amended, divided and re-issued as Warrant No. 5, Warrant No. 6, Warrant No. 7, Warrant No. 8, Warrant No. 9, Warrant No. 10, Warrant No. 11 and Warrant No. 12).

“Warrant Shares” has the meaning set forth in Section 2.

“Warrantholder” has the meaning set forth in Section 2.

2.Number of Warrant Shares; Exercise Price. This certifies that, for value received, Pollos Upside L.P., a Delaware limited partnership, or its permitted assigns (the “Warrantholder”) is entitled, upon the terms hereinafter set forth, to acquire from the Corporation, in whole or in part, up to an aggregate of [        ] fully paid and nonassessable shares of Common Stock (the “Warrant Shares”), at a purchase price per share of Common Stock equal to the Exercise Price. The Warrant Shares and Exercise Price are subject to adjustment as provided herein, and all references to “Common Stock,” “Warrant Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

3.Exercise of Warrant; Term; Other Agreements; Cancelation.

(i)Subject to Section 2, Section 12(vi) and Section 13, the right to purchase the Warrant Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time from and after January 9, 2017 (the “Exercise Start Date”), but in no event later than 5:00 p.m., New York City time, October 31, 2021 (such time, the “Expiration Time” and such period from and after the Exercise Start Date through the Expiration Time, the “Exercise Period”), by (A) the delivery of a Notice of Exercise attached as Annex A hereto, duly completed and executed on behalf of the Warrantholder, either at the principal executive office of the Corporation located at 16/F Two Grand Gateway, 3 Hongqiao Road, Shanghai 200030, The People’s Republic of China (or such other office or agency of the Corporation as it may designate by notice in writing to the Warrantholder(s)) or by email to joseph.chan@yumchina.com in pdf form, followed by delivery by fax to (021) 2407 8888, and (B) payment of the Exercise Price for the Warrant Shares thereby purchased without payment of cash, by reducing the number of Warrant Shares obtainable upon the exercise of this Warrant (either in full or in part, as applicable) and payment of the Exercise Price in cash so as to yield a number of Warrant Shares obtainable upon the exercise of this Warrant (either in full or in part, as applicable) equal to the product of (x) the number of Warrant Shares issuable upon the exercise of this Warrant (either in full or in part, as applicable) (if payment of the Exercise Price were being made in cash) and (y) the Cashless Exercise Ratio (such manner of exercise, a “Cashless Exercise”). Notwithstanding anything to the contrary herein, the “exercise date” with respect to any Notice of Exercise shall be the date such notice is delivered to the Corporation or such later date as indicated in such Notice of Exercise (such later date not to be later than 20 Business Days later than the date such Notice of Exercise is delivered). Following the completion of a Cashless Exercise, upon request by the Corporation, the Warrantholder shall promptly deliver to the Corporation the certificate representing the Warrant for cancellation and, in the case of a partial exercise of the Warrant, reissuance; provided, however, that the failure by the Warrantholder to deliver such certificate shall not invalidate any Cashless Exercise permitted under the terms of the Warrant.

(ii)If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder will be entitled to receive from the Corporation a new warrant of like tenor in substantially identical form for the purchase of that number of Warrant Shares equal to the difference between the number of Warrant Shares subject to this Warrant and the number of Warrant Shares as to which this Warrant is so exercised.

(iii)This Warrant, including with respect to its cancelation, is subject to the terms and conditions of the Investment Agreement and the Shareholders Agreement. If the Warrantholder has not delivered a Notice of Exercise in full for the Warrant prior to the Expiration Time, then, unless the Warrantholder notifies the Corporation on or prior to the Expiration Time to the contrary, upon the occurrence of the Expiration Time, if the Cashless Exercise Ratio is greater than zero, then the Warrantholder will have been deemed to have delivered a Notice of Exercise in respect of all or such remaining portion of the Warrant immediately prior to the Expiration Time.

(iv)The Corporation hereby irrevocably elects that this Warrant shall be a security governed by Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware.

4.Issuance of Warrant Shares; Authorization; Listing. Certificates for Equity Interests issued upon exercise of this Warrant will be issued on the third Business Day following the date of exercise of this Warrant in accordance with its terms in the name of the Warrantholder and will be delivered to the Warrantholder. The Corporation hereby represents and warrants that any Equity Interests issued upon the exercise of this Warrant in accordance with the provisions of Section 3 will be validly issued, fully paid and nonassessable and free of any liens or encumbrances (other than liens or encumbrances created by the Investment Agreement and Shareholders Agreement (including, without limitation, Article II of the Shareholders Agreement), arising as a matter of applicable law or created by or at the direction of the Warrantholder or any of its respective Affiliates). The Corporation agrees that the Equity Interests so issued will be deemed for all purposes to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Corporation in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Corporation may then be closed or certificates representing such Equity Interests may not be actually delivered on such date. The Corporation will at all times reserve and keep available, out of its authorized but unissued Equity Interests, solely for the purpose of providing for the exercise of this Warrant, the aggregate Equity Interests issuable upon exercise of this Warrant in full (disregarding whether or not this Warrant is exercisable by its terms at any such time).

5.No Fractional Shares or Scrip. No fractional Warrant Shares or other Equity Interests or scrip representing fractional Warrant Shares or other Equity Interests shall be issued upon any exercise of this Warrant. In lieu of any fractional share to which a Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment based on the Market Price of the Common Stock or such other Equity Interests on the last Trading Day preceding the date of exercise.

6.No Rights as Stockholders; Transfer Books. Without limiting in any respect the provisions of the Investment Agreement or the Shareholders Agreement, and except as otherwise provided by the terms of this Warrant, this Warrant does not entitle the Warrantholder to (i) receive dividends or other distributions, (ii) consent to any action of the stockholders of the Corporation, (iii) receive notice of or vote at any meeting of the stockholders, (iv) receive notice of any other proceedings of the Corporation or (v) exercise any other rights whatsoever, in any such case as a stockholder of the Corporation prior to the date of exercise hereof

7.Charges, Taxes and Expenses. Issuance of certificates for Equity Interests to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax (other than taxes in respect of any transfer occurring contemporaneously therewith) or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation.

8.Transfer/Assignment.

(i)This Warrant and the Warrant Shares may only be transferred in accordance with the terms of the Shareholders Agreement. Subject to compliance with the first sentence of this Section 8, the securities laws of the United States of America and any applicable foreign jurisdiction, and the legend as set forth on the cover page of this Warrant, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Corporation by the registered holder hereof in person or by duly authorized attorney, and a new Warrant shall be made and delivered by the Corporation, of the same date and tenor as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant and the ownership transfer form substantially in the form of Annex B hereto, duly endorsed, to the office or agency of the Corporation described in Section 3. If the transferring holder does not transfer the entirety of its rights to purchase all Warrant Shares hereunder, such holder will be entitled to receive from the Corporation a new Warrant in substantially identical form for the purchase of that number of Warrant Shares as to which the right to purchase was not transferred. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new Warrants pursuant to this Section 8 shall be paid by the Corporation, other than the costs and expenses of counsel or any other advisor to the Warrantholder and its transferee.

(ii)If and for so long as required by the Investment Agreement and Shareholders Agreement, this warrant certificate shall contain a legend as set forth in Section 3.1 of the Investment Agreement.

9.Exchange and Registry of Warrant. This Warrant is exchangeable, subject to applicable securities laws, upon the surrender hereof by the Warrantholder to the Corporation, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Warrant Shares. The Corporation shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Corporation, and the Corporation shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

10.Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Corporation of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of a bond, indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Corporation shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Warrant Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.

11.Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

12.Adjustments and Other Rights. The Exercise Price and Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided that if more than one subsection of this Section 12 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 12 so as to result in duplication.

(i)Stock Splits, Subdivisions, Reclassifications or Combinations. If the Corporation shall at any time or from time to time (a) declare, order, pay or make a dividend or make a distribution on its Common Stock in shares of Common Stock, (b) split, subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or (c) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of Warrant Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder(s) immediately after such record date or effective date, as the case may be, shall be entitled to purchase the number of shares of Common Stock which such holder(s) would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Warrant after such date had this Warrant been exercised in full immediately prior to such record date or effective date, as the case may be (disregarding whether or not this Warrant had been exercisable by its terms at such time). In the event of such adjustment, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be immediately adjusted to the number obtained by dividing (x) the product of (1) the number of Warrant Shares issuable upon the exercise of this Warrant in full before the adjustment determined pursuant to the immediately preceding sentence (disregarding whether or not this Warrant was exercisable by its terms at such time) and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, split, subdivision, combination or reclassification giving rise to such adjustment by (y) the new number of Warrant Shares issuable upon exercise of the Warrant in full determined pursuant to the immediately preceding sentence (disregarding whether or not this Warrant is exercisable by its terms at such time).

(ii)Certain Issuances of Common Shares or Convertible Securities. If the Corporation shall at any time or from time to time issue shares of Common Stock (or rights or warrants or any other securities or rights exercisable or convertible into or exchangeable (collectively, a “conversion”) for shares of Common Stock) (collectively, “convertible securities”) (other than in Permitted Transactions or a transaction to which the adjustments set forth in subsection (i) of this Section 12 are applicable), without consideration or at a consideration per share (or having a conversion price per share) that is less than 100% of the Market Price of Common Stock immediately prior to the date of the agreement on pricing of such shares (or of such convertible securities) (such date of agreement, the “Pricing Date”) then, in such event:

(A)the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to the Pricing Date (the “Initial Number”) shall be increased to the number obtained by multiplying the Initial Number by a fraction (I) the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the Pricing Date and (y) the number of additional shares of Common Stock issued (or into which convertible securities may be converted) and (II) the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the Pricing Date and (y) the number of shares of Common Stock (rounded to the nearest whole share) which the Aggregate Consideration in respect of such issuance of shares of Common Stock (or convertible securities) would purchase at the Market Price of Common Stock immediately prior to the Pricing Date; and

(B)the Exercise Price payable upon exercise of this Warrant shall be adjusted by multiplying such Exercise Price in effect immediately prior to the Pricing Date by a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon exercise of this Warrant in full immediately prior to the adjustment pursuant clause (disregarding whether or not this Warrant was exercisable by its terms at such time) (A) above, and the denominator of which shall be the number of shares of Common Stock issuable upon exercise of this Warrant in full immediately after the adjustment pursuant to clause (A) above (disregarding whether or not this Warrant is exercisable by its terms at such time).

For purposes of the foregoing, (1) the “Aggregate Consideration” in respect of such issuance of shares of Common Stock (or convertible securities) shall be deemed to be equal to the sum of the net offering price (before deduction of any related expenses payable to third parties, including discounts and commissions) of all such shares of Common Stock and convertible securities, plus the aggregate amount, if any, payable upon conversion of any such convertible securities (assuming conversion in accordance with their terms immediately following their issuance (and further assuming for this purpose that such convertible securities are convertible at such time)); (2) in the case of the issuance of such shares of Common Stock or convertible securities for, in whole or in part, any non-cash property (or in the case of any non-cash property payable upon conversion of any such convertible securities), the consideration represented by such non-cash property shall be deemed to be the Market Price (in the case of securities) and/or Fair Market Value (in all other cases), as applicable, of such non-cash property as of immediately prior to the Pricing Date (before deduction of any related expenses payable to third parties, including discounts and commissions); (3) on any increase in the number of shares of Common Stock deliverable upon conversion of any such issued convertible securities, and/or any decrease in the consideration receivable by the Corporation in respect of any such conversion (each, a “Post-Issuance Adjustment”), then, to the extent that, in respect of the same facts and events, the adjustment provisions set forth in this Section 12 (excluding this clause (3)) do not result in a proportionate increase in the number of Warrant Shares issuable upon the exercise of this Warrant, and/or proportionate decrease in the Exercise Price payable upon exercise of this Warrant, in each case equal to or greater than the proportionate increase and/or decrease, respectively, in respect of such convertible securities, then the number of Warrant Shares issuable, and the Exercise Price payable, upon exercise of this Warrant, in each case then in effect, shall forthwith be readjusted to such number of Warrant Shares and such Exercise Price as would have been obtained had the Post- Issuance Adjustment been effective in respect of such convertible securities as of immediately prior to the Pricing Date of such convertible securities; (4) if the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall have been adjusted upon the issuance of any convertible securities in accordance with this Section 12, subject to clause (3) above, no further adjustment of the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall be made for the actual issuance of shares of Common Stock upon the actual conversion of such convertible securities in accordance with their terms; and (5) “Permitted Transactions” mean (a) issuances of shares of Common Stock (including upon exercise of options) to directors, advisors, employees or consultants of the Corporation pursuant to a stock option plan, employee stock purchase plan, restricted stock plan, other employee benefit plan or other similar compensatory agreement or arrangement approved by the Board of Directors, and (b) the exercise of the Warrants. Any adjustment made pursuant to this Section 12(ii) shall become effective immediately upon the date of such issuance. For the avoidance of doubt, no increase to the Exercise Price or decrease in the number of Warrant

Shares issuable upon exercise of this Warrant shall be made pursuant to this Section 12(ii).

(iii)Distributions. If the Corporation shall fix a record date for the making of a dividend or other distribution (by spin-off or otherwise) on shares of Common Stock, whether in cash, Equity Interests of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including Equity Interests, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, excluding (A) dividends or distributions subject to adjustment pursuant to Section 12(i) or (B) dividends or distributions of rights in connection with the adoption of any stockholder rights plan in customary form (including with respect to the receipt of such rights in respect of shares of Common Stock (including Warrant Shares) issued subsequent to the initial dividend or distribution of such rights), then in each such case, the number of Warrant Shares issuable upon exercise of this Warrant in full (disregarding whether or not this Warrant had been exercisable by its terms at such time) shall be increased by multiplying such number of Warrant Shares by a fraction, the numerator of which is the Market Price per share of Common Stock on such record date and the denominator of which is the Market Price per share of Common Stock on such record date less the Fair Market Value of the cash and/or any other property, as applicable, to be so paid or distributed in such dividend or distribution in respect of one share of Common Stock (in each case as of the record date of such dividend or distribution); such adjustment shall take effect on the record date for such dividend or distribution. In the event of such adjustment, the Exercise Price shall immediately be decreased by multiplying such Exercise Price by a fraction, the numerator of which is the number of Warrant Shares issuable upon the exercise of this Warrant in full immediately prior to such adjustment (disregarding whether or not this Warrant was exercisable by its terms at such time), and the denominator of which is the new number of Warrant Shares issuable upon exercise of this Warrant determined in accordance with the immediately preceding sentence. Notwithstanding the foregoing, in the event that the Fair Market Value of the cash and/or any other property, as applicable, to be so paid or distributed in such dividend or distribution in respect of one share of Common Stock (in each case as of the record date of such dividend or distribution) is equal to or greater than the Market Price per share of Common Stock on such record date, then proper provision shall be made such that upon exercise of this Warrant, the Warrantholder shall receive, in addition to the applicable Warrant Shares, the amount and kind of such cash and/or any other property such Warrantholder would have received had such Warrantholder exercised this Warrant immediately prior to such record date (disregarding whether or not this Warrant had been exercisable by its terms at such time). For purposes of the foregoing, in the event that such dividend or distribution in question is ultimately not so made, the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to make such dividend or distribution, to the Exercise Price that would then be in effect and the number of Warrant Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed. For the avoidance of doubt, no increase to the Exercise Price or decrease in the number of Warrant Shares issuable upon exercise of this Warrant shall be made pursuant to this Section 12(iii).

Notwithstanding the foregoing provisions of this Section 12(iii), in the event that all or any portion of any such dividend or other distribution is in Other Voting Securities, then with respect to such dividend or distribution (or such portion thereof that is in Other Voting Securities, as applicable), the Warrantholder shall have the option, exercisable in writing delivered to the Corporation within 7 days of such Warrantholder’s receipt of the Corporation’s notice pursuant to Section 12(ix) relating to such dividend or other distribution, to elect (1) for the foregoing adjustments set forth in this Section 12(iii) to apply with respect to such dividend or distribution (or such portion thereof that is in Other Voting Securities, as applicable) or (2) in lieu of the foregoing adjustments set forth in this Section 12(iii) with respect to such dividend or distribution (or such portion thereof that is in Other Voting Securities, as applicable), but, for all purposes of this clause (2), after giving effect to the foregoing adjustments set forth in this Section 12(iii) with respect to any portion of such dividend or distribution that is in securities, cash and/or any other property, in each case other than Other Voting Securities, for its right to receive Warrant Shares upon exercise of this Warrant to be converted, effective as of the record date of such dividend or distribution, into the right to exercise this Warrant to acquire such Warrant Shares plus the Other Voting Securities that such Warrant Shares would have been entitled to receive upon consummation of such dividend or distribution, assuming the exercise in full of this Warrant immediately prior to such record date (disregarding whether or not this Warrant was exercisable by its terms at such time); provided that for purposes of this clause (2), (x) the number and type of Other Voting Securities so deliverable upon any exercise of this Warrant shall be adjusted to take into account any stock or security dividends, splits, reverse splits, spin-offs, split-ups, mergers, reclassifications, reorganizations, recapitalizations, combinations or exchanges of securities and the like from and after the consummation of such dividend or distribution in question and at or prior to such exercise of this Warrant, and (y) with respect to any such Other Voting Securities that are described in clause (b) of the definition of Other Voting Securities, the terms of such Other Voting Securities, as issued upon exercise of this Warrant, shall take into account any anti-dilution or other adjustments that would have been applicable to such Other Voting Securities had such Other Voting Securities been outstanding from and after the consummation of such dividend or distribution in question. In the event that such dividend or distribution in question (or such portion thereof that is in Other Voting Securities, as applicable) is ultimately not so made, this Warrant shall be readjusted, effective as of the date when the Board of Directors determines not to make such dividend or distribution (or such portion thereof that is in Other Voting Securities, as applicable), as though the record date thereof had not been fixed.

(iv)In case the Corporation effects a Repurchase, then the Exercise Price shall be adjusted to the price determined by multiplying the Exercise Price in effect immediately prior to the effective date of such Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Repurchase and (y) the Market Price of a share of Common Stock on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect such Repurchase (or, if such Repurchase is not publicly announced, the Trading Day immediately preceding the day such Repurchase is effected), minus (ii) the aggregate purchase price of the Repurchase, and of which the denominator shall be the product of (i) the number of shares of Common Stock outstanding immediately prior to such Repurchase minus the number of shares of Common Stock so repurchased and (ii) the Market Price per share of Common Stock on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect such Repurchase (or, if such Repurchase is not publicly announced, the Trading Day immediately preceding the day such Repurchase is effected). In such event, the number of shares of Common Stock issuable upon the exercise of this Warrant shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Warrant Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the Repurchase giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence.

(v)Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock subject to adjustment pursuant to Section 12(i)), notwithstanding anything to the contrary contained herein, (a) the Corporation shall notify the Warrantholder(s) in writing of such Business Combination or reclassification as promptly as practicable (but in no event later than 10 Business Days prior to the effectiveness thereof), and (b) the Warrantholder(s)’ right to receive Warrant Shares upon exercise of this Warrant shall be converted, effective upon the occurrence of such Business Combination or reclassification, into the right to exercise this Warrant to acquire the number of shares of stock or other securities or property (including cash) that the Common Stock issuable (at the effective time of such Business Combination or reclassification) upon exercise of this Warrant in full immediately prior to such Business Combination or reclassification (disregarding whether or not this Warrant was exercisable by its terms at such time) would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if applicable, the provisions set forth herein with respect to the rights and interests thereafter of the Warrantholder(s) shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to the Warrantholder(s)’ right to exercise this Warrant in exchange for any shares of stock or other securities or property pursuant to this paragraph. In determining the kind and amount of stock, securities or the property receivable upon exercise of this Warrant upon and following adjustment pursuant to this paragraph, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination (an “Election Mechanic”), then the Warrantholder(s) shall have the right to make the same election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Warrantholder(s) will receive upon exercise of this Warrant. The Corporation, or the Person or Persons formed by the applicable Business Combination or reclassification, or that acquire(s) the applicable shares of Common Stock, as the case may be, shall make lawful provisions to establish such rights and to provide for such adjustments that, for events from and after such Business Combination or reclassification, shall be as nearly equivalent as possible to the rights and adjustments provided for herein, and the Corporation agrees that it will not be a party to or permit any such Business Combination or reclassification to occur unless such provisions are made as a part of the terms thereof.

(vi)Rounding of Calculations; Minimum Adjustments. All calculations under this Section 12 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 12 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Warrant Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, or more.

(vii)Timing of Issuance of Additional Securities Upon Certain Adjustments. In any case in which (1) the provisions of this Section 12 shall require that an adjustment (the “Subject Adjustment”) shall become effective immediately after a record date (the “Subject Record Date”) for an event and (2) the Warrantholder exercises this Warrant after the Subject Record Date and before the consummation of such event, the Corporation may defer until the consummation of such event (i) issuing to such Warrantholder the incrementally additional shares of Common Stock or other property issuable upon such exercise by reason of the Subject Adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that the Corporation upon request shall promptly deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares (or other property, as applicable), and such cash, upon the consummation of such event.

(viii)Statement Regarding Adjustments. Whenever the Exercise Price or the Warrant Shares into which this Warrant is exercisable shall be adjusted as provided in Section 12, the Corporation shall forthwith prepare a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the Warrant Shares into which this Warrant shall be exercisable after such adjustment, and cause a copy of such statement to be delivered to each Warrantholder as promptly as practicable.

(ix)Notice of Adjustment Event. In the event that the Corporation shall propose to take any action of the type described in this Section 12 (but only if the action of the type described in this Section 12 would result in an adjustment in the Exercise Price or the Warrant Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Corporation shall provide written notice to each Warrantholder, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed. In case of all other action, such notice shall be given at least 10 days prior to the taking of such proposed action unless the Corporation reasonably determines in good faith that, given the nature of such action, the provision of such notice at least 10 days in advance is not reasonably practicable from a timing perspective, in which case such notice shall be given as far in advance prior to the taking of such proposed action as is reasonably practicable from a timing perspective.

(x)Adjustment Rules. Any adjustments pursuant to this Section 12 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.

(xi)No Impairment. The Corporation will not, by amendment of its certificate of incorporation, bylaws or any other organizational document, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant. In furtherance and not in limitation of the foregoing, the Corporation agrees that it will not take or permit to be taken any action which would entitle the Warrantholder(s) to an adjustment under this Section 12 if the total number of shares of Common Stock issuable after such action upon exercise of this Warrant in full (disregarding whether or not this Warrant is exercisable by its terms at such time), together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise in full of any and all outstanding Equity Interests (disregarding whether or not any such Equity Interests are exercisable by their terms at such time) would exceed the total number of shares of Common Stock then authorized by its certificate of incorporation.

(xii)Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 12, the Corporation shall take any and all action which may be necessary, including obtaining regulatory or other governmental, New York Stock Exchange or other applicable securities exchange, corporate or stockholder approvals or exemptions, in order that the Corporation may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock, and/or all other securities or other property, that the Warrantholder(s) are entitled to receive upon exercise of this Warrant pursuant to this Section 12.

13.Mandatory Exercise Upon Change of Control. Notwithstanding anything to the contrary contained herein, in the event of the consummation prior to the Expiration Time of a Business Combination where all outstanding shares of Common Stock are exchanged solely for cash consideration, the Corporation shall have the right to cause the Warrantholder to exercise this Warrant; provided that the Corporation must give written notice to the Warrantholder at least 10 Business Days prior to the date of consummation of such qualifying Business Combination, which notice shall specify the expected date on which such qualifying Business Combination is to take place and set forth the facts with respect thereto as shall be reasonably necessary to indicate the amount of cash deliverable upon exercise of this Warrant and to each outstanding share of Common Stock; provided, further that the Corporation may only cause this Warrant to be exercised concurrently with the consummation of such qualifying Business Combination and the Warrantholder shall be entitled to receive the cash consideration as determined pursuant to Section 12(v). If the Warrantholder is required to exercise this Warrant pursuant to this Section 13, then the Corporation shall effect the exercise of this Warrant through a Cashless Exercise.

14.Governing Law and Jurisdiction. This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of Delaware Court of Chancery (or if, (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware), with respect to any actions, suits or proceedings arising out of or relating to this Warrant and the transactions contemplated hereby and further agree that service of any process, summons, notice or document by registered mail to the addresses set forth on this Agreement shall be effective service of process for any action, suit or proceeding brought against any such party in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Warrant or the transactions contemplated hereby, in the Delaware Court of Chancery (or if, (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY AND/OR ANY DEFENSES BASED UPON THE VENUE, THE INCONVENIENCE OF THE FORUM, OR THE LACK OF PERSONAL JURISDICTION IN ANY ACTION OR SUIT ARISING FROM SUCH DISPUTE WITH JURISDICTION AND/OR VENUE SO SELECTED.

15.Binding Effect. This Warrant shall be binding upon any successors or assigns of the Corporation.

16.Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Corporation and the Warrantholder(s).

17.Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, or (b) on the second Business Day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Corporation, to:

Yum China Holdings, Inc.

6/F-16/F, Yum China Building

20 Tian Yao Qiao Road

Shanghai 200030

The People’s Republic of

China Attention: Chief Legal

Officer Fax: +86-21-2407-8888

with a copy to (which copy alone shall not constitute notice):

Sidley Austin LLP

One South Dearborn Street Chicago, Illinois 60603 Attention: Paul L. Choi

Beth E. Peev

Fax:(312) 853-7036

If to a Warrantholder, to the address appearing in the Corporation’s records; provided that if the applicable Warrantholder is Pollos Investment L.P. or its Affiliates, then

Pollos Investment L.P.

28th Floor, 28 Hennessy Road Hong Kong

Attention: Ena Leung

Fax:+852-3767-5001

with a copy to (which copy alone shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017 Attention: Jonathan Lindabury Fax:+1-212-455-2502

with a second copy to (which copy alone shall not constitute notice):

Simpson Thacher & Bartlett LLP

3901 China World Tower 1 Jianguomenwai Avenue

Beijing 100004, China Attention: Yang Wang

Fax:+86-10-5965-2988

18.Entire Agreement. This Warrant and the forms attached hereto, the Shareholders Agreement, and the Investment Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.

19.Specific Performance. The parties hereto agree that failure of any party to perform its agreements and covenants hereunder, including a party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Warrant to consummate the transactions contemplated hereby, will cause irreparable injury to the other parties, for which monetary damages, even if available, will not be an adequate remedy. It is agreed that the parties shall be entitled to equitable relief including injunctive relief and specific performance of the terms hereof, without the requirement of posting a bond or other security, and each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of a party’s obligations and to the granting by any court of the remedy of specific performance of such party’s obligations hereunder, this being in addition to any other remedies to which the parties are entitled at law or equity.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Corporation has caused this Warrant to be duly executed by a duly authorized officer.

Dated: [__]

YUM CHINA HOLDINGS, INC.

By:
	Name:	[ ]
	Title:	[ ]

Acknowledged and Agreed

POLLOS UPSIDE L.P.

By:	Pollos L.L.C., its general partner

By:
	Name:	[ ]
	Title:	[ ]

[Signature Page to Warrant]

Annex A

[Form of Notice of Exercise]

Date: [   ]

TO:Yum China Holdings, Inc.

RE:Election to Purchase Common Stock

Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the attached Warrant. The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of shares of the Common Stock set forth below covered by such Warrant. The undersigned, in accordance with Section 3 of the Warrant, hereby agrees to pay through Cashless Exercise the aggregate Exercise Price for such shares of Common Stock.

The shares of Common Stock that are to be subscribed for and purchase, if any, pursuant to this Notice of Exercise should be:

☐ issued in the name of [the Warrantholder] [   ]

☐ delivered by DWAC through the facilities of the Depository Trust Company (“DTC”) to:

DTC participant name:  [   ]

DTC participant account number:  [ ]

Account number of transferee at DTC participant:  [ ]

Number of share of Common Stock with respect to which the Warrant is being exercised (including share to be withheld as payment of the Exercise Price pursuant to Section 3(ii), if any);

_____________________________

Aggregate Exercise Price: ___________________________

Exercise date (if different from the date of this notice): ___________________________

A new warrant evidencing the remaining share of Common Stock covered by such Warrant, but not yet subscribed for and purchased, if any, should be issued in the name of [the Warrantholder] [   ].

[The undersigned represents and warrants that it is not, and in the preceding three months has not been, an “affiliate” (within the meaning of Rule 144) of the Corporation.]

Holder:

By:

Name:

Title:

Annex B

[Form of Instrument of Transfer]

For value received, [Name of current registrant Warrantholder] hereby sell(s), assign(s) and transfer(s) unto [   ] the Warrant No. [   ] with respect to [   ] share of common stock of YUM CHINA HOLDINGS, INC. issued on [   ].

Dated: _______________________

____________________________________

____________________________________

____________________________________

Signature(s)